EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces Intention to Restate Prior Reporting Period

NORFOLK, Va., Jan. 29, 2010 (GLOBE NEWSWIRE) -- Commonwealth Bankshares, Inc. (the “Company”) (Nasdaq:CWBS), holding company for Bank of the Commonwealth (the “Bank”), announced that the Company is restating its results of operations for the quarter and year to date period ended September 30, 2009.

The Bank intends to amend its Report of Condition for the quarter ended September 30, 2009, to make certain adjustments required in connection with an examination of the Bank by the Federal Reserve Bank of Richmond (the “FRB”). As a result of the anticipated amendments to the Report of Condition, the Audit Committee and the Board of Directors of the Company have concluded that the Company’s previously issued consolidated financial statements for the three and nine months ended September 30, 2009, as reported in the Company’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the “SEC”) on November 9, 2009, can no longer be relied upon. The Company currently intends to amend its Form 10-Q for the quarter ended September 30, 2009 as soon as it is reasonably practicable. The Board of Directors and the Audit Committee have discussed the determination with the Company’s independent registered public accounting firm, Witt Mares, PLC, which has agreed with this determination.

The regulatory examination was underway but not completed at the time the Company filed its third-quarter results with the SEC.   At the conclusion of the on-site work, the FRB examiners advised the Company and its independent auditors that, based on trends in asset quality, concentrations within the portfolio, reclassifications of certain loans, adjustment to the factors utilized in calculating the allowance and other metrics, in comparison to various national and custom peer groups with comparable characteristics, the Bank’s allowance for loan losses should be increased by $23 million.

As of the date of this release and based on the Company’s initial estimates, the following changes to the previously reported financial results are anticipated:

  The provision for loan losses for the third quarter of 2009 will increase from $21.9 million to $44.9 million. As a result of the increased provision for loan losses for the third quarter of 2009, the allowance for loan losses as of September 30, 2009 is expected to increase to approximately $64.0 million, or 6.08% of total loans, compared to the originally reported amount of $41.0 million, or 3.89% of loans.
  The Company’s net loss after tax for the three months ended September 30, 2009 will increase from $12.4 million to $27.4 million. Diluted loss per share for the third quarter of 2009, originally reported as $1.81, will increase to a loss of approximately $3.98.   The Company’s after tax net loss for the nine months ended September 30, 2009 is expected to increase from $11.3 million to $26.3 million, and the diluted loss per share is projected to be $3.82 compared to $1.64 loss per share as originally reported.
  Non-accrual loans as of September 30, 2009 will increase to approximately $82.8 million from the $70.8 million originally reported.
  On September 30, 2009, $4.0 million in additional capital was injected into the Bank by Commonwealth Bankshares, Inc., the parent company of the Bank.

The Company estimates that the Bank will remain well capitalized at September 30, 2009. The Bank’s leverage ratio, tier 1 risk-based capital ratio and total risk-based capital ratio will decline to approximately 7.98%, 8.91% and 10.23%, respectively, at September 30, 2009. Well-capitalized banks are generally required to maintain a leverage ratio of 5%, tier 1 risk-based capital ratio of 6% and a total risk-based capital ratio of 10%.

The Company notes that the above information reflects the Company’s estimates as of the date of this release and that management, with the assistance of outside advisors, is continuing its analysis with respect to any other potential additional adjustments that may be necessary or appropriate.

Edward J. Woodard, Jr., CLBB, Chairman of the Board, President and Chief Executive Officer, commented, “The current economic environment has severely impacted businesses and financial institutions, and Bank of the Commonwealth certainly is no exception. Throughout its 38-year history, Bank of the Commonwealth has demonstrated the ability to navigate challenging economic times. Today’s environment continues to require stringent measures, but we are committed to taking the actions necessary to move forward through this difficult economic phase. We continue to be well-capitalized and our intention is to stay that way.”

Fourth Quarter 2009 Guidance

Based on current preliminary information, the Company expects to post a profitable fourth quarter of 2009.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company’s growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: “When you bank with us, you bank with your neighbors.” Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

*Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which can be identified by words such as “anticipates,” “ believes,” “estimates,” “expects,” “intends,” “should,” “will,” variations of such words and similar expressions. These forward-looking statements include, among other things, the changes that the Company anticipates that it will make to its consolidated financial statements for the three and nine months ended September 30, 2009, how soon the Company will be in a position to amend its Form 10-Q for the quarter ended September 30, 2009, and that the Bank will remain well capitalized at September 30, 2009. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: the Company resources available to prepare the amendment to the Company’s Form 10-Q for the quarter ended September 30, 2009; changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principals, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

CONTACT: Commonwealth Bankshares, Inc.
         Edward J. Woodard, Jr., CLBB, Chairman of the Board,
          President and Chief Executive Officer
         (757) 446-6904
         ewoodard@bocmail.net
         http://bankofthecommonwealth.com
         P.O. Box 1177, Norfolk, Virginia 23501